This Agreement is entered into as of the 26th day of March, 2008, by and between uKarma Corp. (“uKarma”), located at 520 Broadway, Suite 350, Santa Monica, CA 90401, and Dina Aronson (“Writer”), located at 109 Orange Road, Montclair, NJ 07042, with reference to the following facts:

A. uKarma is the creator and owner of the “Xflowsion” exercise and lifestyle DVD series featuring Eric Paskel (“Paskel”), and products related to said series. uKarma desires to create a book, related to the series and branded with the “Xflowsion” trademark, relating to diet and nutrition, for marketing to the general public.

B. Writer has substantial expertise in the field of nutrition, and uKarma desires to have Writer write the above-described book (the “Book”) on the terms set forth below.

The parties agree as follows:

1. Services:

a. Writer will first create an outline for the Book, and will submit such outline to uKarma for approval prior to proceeding further. Once Writer has begun writing the Book’s chapters, each chapter (along with Writer’s proposed title for that chapter) will be submitted to uKarma upon its completion for approval. In each case, Writer will make such changes as are reasonably requested by uKarma (subject to the next sentence), and submit the revised chapter to uKarma within two (2) weeks after uKarma’s request for changes. Once a chapter has been submitted, uKarma may make one (1) request for major (e.g., structural) changes in such chapter, and thereafter may make only reasonable, non-structural requests for edits by Writer.

b. The final chapter of the Book will be submitted not later than July 31, 2008.

c. Not later than the submission of the final chapter, Writer will submit a list of not fewer than ten (10) recommended titles for the Book.

d. It is agreed that indexing, layout, design and marketing services are not required of Writer, and uKarma will be responsible for procuring same.

e. It is contemplated that the Book will be between Two Hundred Fifty (250) and Three Hundred (300) pages in length, and will include four (4) weeks worth of meal plans and recipes.

2. Compensation:

a. In consideration of Writer’s services hereunder, provided that Writer is not in material violation of this Agreement, uKarma will pay to Writer, on a “pay or play” basis [meaning that uKarma need not use the results of Writer’s services, but will have satisfied its obligations to Writer by making payment of the sum provided in this subparagraph 2(a)] the sum of Forty Thousand Dollars ($40,000), payable as follows:

i. Fifteen Thousand Dollars ($15,000) upon the execution of this Agreement;
ii. Fifteen Thousand Dollars ($15,000) on or before the completion and delivery of the first fifty percent (50%) of the Book; and
iii. Ten Thousand Dollars ($10,000) on full completion and delivery, and uKarma’s acceptance, of the Book.

b. uKarma will also pay to Writer a royalty (“Writer’s Royalty”) based on sales of the Book (including sales in both physical and digital media, such as downloads, and so-called “audio books,” it being understood that sales in all media will be included in sales levels described below, and further understood that dissemination of the Book, in whole or in excerpts, for no charge, for promotional purposes, will neither count as sales that generate royalties hereunder nor be included in such sales levels), in accordance with this paragraph 2b.

i. For purposes hereof, the “Publisher’s Price” will be the price paid to the Book’s publisher (the “Publisher”), whether sales are made directly to retailers or to wholesalers or other intermediate parties (that is, the Publisher’s Price may be the equivalent of a wholesale or a retail price), after subtracting therefrom taxes, returns, collection costs, chargebacks or other similar fees or returns (and the Publisher may take a reasonable reserve against such fees or returns [not to exceed twenty-five percent (25%) of sales], which will be liquidated within three accounting periods).

ii. The Writer’s Royalty will be Five Percent (5%) of the Publisher’s Price where uKarma acts as the Publisher, and Two and One-Half Percent (2.5%) of the Publisher’s Price where uKarma engages a third party publisher.

iii. Notwithstanding anything herein to the contrary, the Writer’s Royalty will be paid prospectively, from and after the point where retail sales of the Book equal Fifty Thousand (50,000) units.

iv. Wherever uKarma is paid for Book sales on a basis other than a per-unit royalty (such as a flat license fee), provided that the Book has sold over Fifty Thousand (50,000) units prior to uKarma’s receipt of such payment, uKarma will pay to Writer an amount equal to Five Percent (5%) of uKarma’s net receipts (i.e., gross receipts minus taxes and collection costs).

v. As used in this Agreement, “collection costs” are any costs incurred in connection with the collection of monies from buyers, including but not limited to audit costs, fees paid to any collection agency or other third party to collect such sums, and the costs of legal action where necessary.

c. uKarma will account to Writer for the Writer’s Royalty on a quarterly basis, within sixty (60) days after the end of each calendar quarter. No accounting need be rendered for any period for which no sales have been made. Writer will have customary rights to inspect uKarma’s records as they relate to sales of the Book (not manufacturing records), provided that any such inspection must be conducted by a certified CPA, may not be conducted more often than once a year, and must be conducted in a manner that is not disruptive of uKarma’s business, with at least thirty (30) days’ prior notice. Any statement to which Writer has not objected (with specific written basis for such objection) within two (2) years after it has been rendered will be deemed binding upon Writer.

3. Credit: Writer understands and agrees that uKarma will have the right, but not the obligation, to accord Writer credit as author or co-author of the Book. In this regard, Writer may be credited, in uKarma’s sole discretion, as sole author, or as co-author with Paskel, or with Bill Glaser (uKarma’s CEO), or with any other person(s) whom uKarma believes to have contributed to the authorship of the Book. Writer hereby waives, irrevocably and forever, the right to claim authorship of the Book (except to the extent uKarma elects to credit her as such), and will not make any statements to any persons, including but not limited to any press or media, claiming to have authored the Book to any greater degree than the credit uKarma elects to accord Writer.

In this regard, if uKarma elects to accord credit to Writer together with one or more other persons, uKarma may use such descriptive or connecting words as uKarma, in its sole discretion, decides. Examples of such usage include, “Written by Eric Paskel and Dina Aronson,” or “Written by Eric Paskel and Bill Glaser, with Dina Aronson,” or “By Bill Glaser and Eric Paskel, with contributions from Dina Aronson.” All aspects of such credit, including the descriptive or connective words used, the order of names listed, and the size of each credit, will be entirely within uKarma’s discretion, and uKarma may elect not to accord credit to Writer at all.

Writer understands that any public statements made by Writer that are inconsistent in any way with uKarma’s decision about whom to credit and whom not to credit with authorship, may be detrimental to the Book’s public perception and therefore to its commercial success. Writer will refrain from any such statements, or any statements derogatory toward the Book in any way. Non-derogatory, incidental mention of Writer’s engagement hereunder is permitted, AFTER uKarma has determined authorship credit, and only if Writer is accorded credit; Writer will obtain uKarma’s prior written consent before making any such mention, which consent will not be unreasonably withheld.

4. Personal Appearances: Whenever uKarma and Writer mutually agree that it is convenient and desirable for Writer to make a public appearance to promote the Book (and only in the event of such mutual agreement), Writer will use her best efforts to participate in such public appearances, provided that each request for such appearance will be reasonable, the number of such requests will be reasonable and customary for promotion of a book of the nature of the Book, and Writer’s obligation will always be subject to Writer’s availability to appear.

5. Recipes: Writer will select, subject to uKarma’s approval, a third party (the “Recipe Master”) to create recipes for the Book, and to stage and take photographs of prepared foods for use in the Book and/or its promotion, advertising or publicity. uKarma will pay the Recipe Master directly, and has budgeted the sum of Five Thousand Dollars ($5,000) for this purpose (the amount paid to the Recipe Master may not exceed this sum without uKarma’s consent). Writer will cause the Recipe Master to sign a Certificate or Authorship in the form of Exhibit A attached to this Agreement, to confirm uKarma’s ownership of all rights in and to the results and proceeds of the Recipe Master’s services.

6. Rights/Ownership: The results and proceeds of Writer’s services hereunder, including but not limited to the Book and all drafts, ideas, pictures, drawings, graphics, titles and outlines (collectively the “Work”), will be a work made for hire for uKarma under the copyright laws of the United States and any other jurisdiction where the concept of a work made for hire is recognized. As such, uKarma is and will be the sole owner of all rights in and to the Work (including copyrights therein), from inception, perpetually, throughout the universe. To the extent that, in any jurisdiction or territory throughout the world, the Work or any portion of it is not recognized as a work made for hire for uKarma, Writer will and hereby does assign all rights (including all copyrights) in and to the Work to uKarma, forever, irrevocably, throughout the universe. Writer hereby waives, irrevocably and forever, any so-called “moral rights,” “neighboring rights” and any other rights to which Writer might otherwise be entitled, which would limit or impair uKarma’s full ownership and enjoyment of its rights in and to the Work. Without limiting the foregoing, uKarma will have the right to register the Book and all elements thereof for copyright in its sole name, and the right to edit, alter, sell, license, distribute and otherwise exploit the Book and/or any portions thereof in all media or formats now known or hereafter devised, in perpetuity, throughout the universe.

7. Related Rights: uKarma will also have the right, but not the obligation, to use Writer’s name, approved photo or likeness, and approved biographical information, in connection with the packaging, advertising, promotion or publicity of the Book. Writer will, upon request, submit to uKarma photos and/or biographical information for such use. Any use of Writer’s name or likeness in connection with another commercially exploited product related to the Book (e.g., DVD’s and merchandise) will require negotiation by the parties in good faith of appropriate compensation for such use (taking into account the nature of the product, the circumstances, and industry custom and practice).

8. Exclusivity: Writer will refrain from writing, co-writing, or otherwise participating in the creation of, any book with a similar theme (i.e., a non-fiction food and lifestyle book), for a period of three (3) years from the initial publication of the Book. Notwithstanding the foregoing, during such three-year period, Writer may participate in the creation of another book with a similar theme, if Writer submits the idea for such book to uKarma, and uKarma determines (and confirms to Writer in writing) that such book will not be competitive with the Book in the marketplace. uKarma’s determination as to whether such book will be competitive will be made in good faith, but that determination will be binding.

9. Miscellaneous:

a. Writer will, upon request, sign and deliver to uKarma any further documents that are reasonably required to confirm uKarma’s rights hereunder (such as a short-form copyright assignment for filing with the U.S. Copyright Office).

b. In the event of any breach or alleged breach by uKarma of any of its obligations hereunder, Writer’s remedies will be limited to an action at law for damages, and in no event will Writer have the right to seek to enjoin the publication, promotion, advertising or exploitation of the Book.

c. Writer’s services are of a unique and extraordinary nature, and uKarma will have the right to seek equitable remedies, including injunctive relief, to prevent Writer’s breach of any provision of this Agreement.

d. Nothing herein will constitute the parties as partners, nor will anything in this Agreement convey to Writer any rights whatsoever in the Book or any trademarks or other elements contained therein or associated therewith. Without limiting the foregoing, the trademark “Xflowsion” remains the sole property of uKarma.

e. This Agreement contains the entire agreement between the parties, and supersedes any prior discussions or agreements, whether written or oral. This Agreement may not be amended except by a written document signed by the party charged with such amendment. This Agreement may be signed in counterparts, and a signature by facsimile will be binding upon the signing party.

f. This Agreement will be subject to the laws of the State of California, without regard to conflict-of-laws rules in said State. In the event of any dispute arising hereunder or relating to the subject matter of this Agreement, the parties agree to submit such dispute to binding arbitration in Los Angeles, under the rules and jurisdiction of JAMS.

g. Each party to this Agreement has either consulted with an attorney of its or her choosing, or had the opportunity but declined to do so. In the event that Writer declines to consult with a lawyer, Writer understands and agrees that neither Writer’s lack of legal representation, nor the fact that this Agreement was prepared by counsel for uKarma, will be grounds for challenging the interpretation or the validity of this Agreement or any part of it.

uKarma Corp.

By _________________________                 /s/ Dina Aronson
Dina Aronson